Exhibit N-1 KeySpan Services, Inc. and its Non-Utility Subsidiaries>
and EnergyNorth Mechanical, Inc. and its Subsidiaries

I.    KeySpan Services Inc. and its Subsidiaries

      KeySpan Services Inc. ("KSI"), a Delaware corporation and wholly-owned subsidiary of KeySpan Corporation ("KeySpan"), is a holding company of sixteen (16) wholly-owned, direct non-utility subsidiaries 1 which are engaged in the following infrastructure service businesses: the ownership, construction and operation of fiber optic equipment used for telecommunication; the design and development of energy plants for large industrial and institutional customers; the installation and maintenance of heating, ventilation and central air-conditioning systems and plumbing and engineering services related to such activities; providing a wide range of appliances services for residential customers and small business customers; marketing gas and retail electricity; providing energy management; producing, converting, selling and maintaining thermal energy and alternative fuel equipment and servicing thermal energy resources; servicing fuel and wastewater treatment facilities; and providing environmental consulting and engineering services.

      The activities of the KSI subsidiaries are conducted as an integrated business and analyzed as a group. The chart set forth in Attachment 1 to this Exhibit demonstrates the percentage of revenues derived by KSI and its KSI subsidiaries' from their various activities (by company and in the aggregate) that are engaged in Rule 58 energy related activities and other infrastructure service functions that are consistent with energy related, non-utility activities for which Commission precedent has permitted subsidiaries of registered holding companies to engage. As the chart shows, the revenues of the KSI companies are substantially derived from such permissible energy related activities and the companies are comparable to similar infrastructure service companies that the Commission has permitted registered holding companies to retain either by rule or order. KeySpan anticipates that the proportion of business that the KSI group will conduct in the near future will result in approximately the same percentage of revenues.

1  The KSI direct subsidiaries are as follows and are described in greater detail below: KeySpan Communications Corp.; KeySpan Energy Management, Inc., which owns KeySpan Engineering Associates, Inc. R.D. Mortman & Co., LLC and KeySpan Energy Supply, Inc.1); KeySpan Energy Services Inc.; KeySpan Energy Solutions, Inc. (which owns KeySpan Plumbing Solutions, Inc. and a ninety percent ownership interest in KeySpan Plumbing and Heating Solutions LLC); Fritze KeySpan, LLC; Delta KeySpan, Inc.; Paulus, Sokolowski & Sartor, Inc.; WDF, Inc.; RoyKay, Inc.; Roy Kay Electrical Company, Inc.; Roy Kay Mechanical, Inc.; Fourth Avenue Enterprise Piping Corp.; Active Conditioning Corp.; Binsky & Snyder, Inc. (which owns Elling Brothers, Elling Service Company, Inc. and a ninety percent ownership interest in Binsky & Synder Plumbing LLC); and Binsky & Snyder Service, Inc.

      Detailed descriptions of each of KSI's subsidiaries are set forth below.2

      A.  KeySpan Communications Corp. (“KCC”). KCC, a New York corporation and wholly-owned subsidiary of KSI, constructs and owns fiber optic facilities and owns or has rights to an approximately 400-mile fiber optic network on Long Island and in New York City. KCC constructs and operates fiber optic networks and transportation facilities. Currently, KCC’s fiber optic network serves several unaffiliated local, long distance and transatlantic telephone carriers (such as AT&T and MCI) under long and short term leases. KCC also has a contract with its associate company, KeySpan Corporate Services LLC (“KCS”), pursuant to which portions of the fiber optic network are used by KCS to serve the telecommunications needs (e.g., internal voice and data transmission requirements) of KeySpan and certain of its utility and non-utility subsidiaries.3 In addition, KeySpan commits that by December 31, 2001, KCC will file for exempt telecommunication company (“ETC”) status pursuant to Section 34 of the Act. Under Section 34, registered holding companies are permitted to invest in ETCs without Commission prior approval and ETCs are deemed functionally related.

      B.  KeySpan Energy Management, Inc. (“KEMI”). KEMI, a New York corporation and wholly-owned subsidiary of KSI, is the holding company of two wholly-owned non-utility subsidiaries which are engaged in the design and operation of energy systems for large-scale residential and commercial facilities, and providing energy-related services to clients in the New York City metropolitan area. Its customers consist of industrial or large commercial and institutional entities, including hospitals, universities, hotels and municipal authorities, such as the New York City Housing Authority. Energy related services include: the review of, and advice concerning, existing utility needs (i.e., electric, power supply and heating, ventilation, and air conditioning (“HVAC”) systems); the design and recommendation of new efficient energy-related systems; and the installation and construction of power supply and HVAC systems, boilers and burners.4 KEMI also is or may become involved in the development,

2  All of the KSI subsidiaries either currently provide or may in the future provide, services to other KSI subsidiaries in conformance with the Commission's rules. Rule 87(b)(1) permits the KSI companies to provide services to each other.

3  Southern Co., Holding Co. Act Release No. 26211 (Dec. 30, 1994) (authorizing investment in a company that would design, construct, finance and operate a wireless communications system to serve the needs of the registered holding company system and regional nonassociates); Appalachian Power Co., Holding Co. Act Release No. 24772 (December 9 , 1988)(lease of fiber optic system); Central and South West Corporation, Holding Co. Act Rel. No. 26061 (June 13, 1994) (special subsidiary formed by a registered holding company to acquire the fiber optic system developed by an affiliated electric utility for lease to the utility and to non-affiliates).

4  These are appliance installation and service activities defined under Rule 58(b)(1)(iv). Also, prior to the enactment of Rule 58, these activities were found to be functionally related in Cinergy Corp., Holding Co.

(footnote continued on next page)

ownership, construction, financing, operation and maintenance of thermal energy facilities, including central steam and chilled water facilities.5 KEMI also engages in the brokering and marketing energy commodities.6 Finally, KEMI is actively marketing its design, engineering, construction, operation and maintenance services in connection with energy projects which may be fueled by renewable or waste resources or involve alternative, emerging and/or distributed generation technologies.7 KEMI’s subsidiaries are as follows:

      •  KeySpan Engineering Associates, Inc., a New York professional engineering corporation, which reviews, and provides recommendations with respect to, the power supply needs of its large commercial, industrial and institutional customers and designs efficient, new power supply systems, such as cogeneration facilities.8

      •  R.D. Mortman & Co., LLC which installs and services burners and boilers and designs, builds, installs and services HVAC systems.9 R.D. Mortman serves large scale residential and commercial customers located in the New York City metropolitan area.

      •  KeySpan Energy Supply, LLC (“KE”). KE, a Delaware limited liability company, is engaged in energy brokering activities (i.e.,it acts as an intermediary and does not take title to energy).10 Specifically, it manages the purchases of gas and electricity as agent for customers of KESI and KEMI. KE, as agent for KeySpan Ravenswood Services,

Act Release No. 26662 (February 7, 1997) and Conectiv, Inc., Holding Co. Act Release No. 26832 (February 25, 1998).

5  Such thermal activities are permitted under Rule 58(b)(vi). For instance, KEMI financed the construction of a central heating and cooling facility owned, operated and maintained by an unaffiliated company, Metro Energy, LLC ("Metro Energy"), at a hotel in the New York City metropolitan area. Construction of this project was substantially complete in late 1998. KEMI currently provides management services to Metro Energy in connection with the project and contemplates acquiring substantially all of the ownership interest in Metro Energy in the near future.

6  See Rule 58(b)(1)(v).

7  SeeRule 58(b)(1)(vii). Moreover, in connection with the settlement of a legal action, KEMI also acquired a warrant to purchase 100,000 shares of common stock, for a cash price of $0.45 per share, subject to adjustment as set forth in the warrant, in Smart Systems International, a company that designs and markets intelligent energy management systems principally for heating and air conditioning control in commercial and residential buildings. This warrant may be exercised by KEMI on or before August 22, 2002. Smart Systems International’s activities are energy management activities under Rule 58(b)(1)(i).

8  See Cinergy Corp., Holding Co. Act Release No. 26662 (Feb. 7, 1997).

9  These are appliance installation services defined under Rule 58(b)(1)(iv). Also, prior to the enactment of Rule 58, these activities were found to be functionally related in Conectiv, Inc., supra, and Cinergy, supra.

10  See Rule 58 (b)(1)(v).

Inc. (“KRS”), also manages KRS’ purchases of its fuel supply for the Ravenswood Facility and manages the bidding of KeySpan-Ravenswood Inc.‘s power sales into wholesale electricity markets.11 KE does not engage in gas marketing or brokering activities for its affiliated gas utilities.

      C.  KeySpan Energy Services, Inc. (“KESI”). KESI, a Delaware corporation and wholly-owned subsidiary of KSI, is a retail gas and electricity marketer.12 It buys and sells gas to residential, commercial and industrial customers located in the Northeastern United States.13

      D.  KeySpan Energy Solutions, Inc. (“KeySpan Solutions”). KeySpan Solutions, a New York corporation and wholly-owned subsidiary of KSI, provides service and maintenance for heating equipment, water heaters, central air conditioners and gas appliances. It also offers, or may in the future offer safety products and services to residential and small commercial gas customers. The safety products and services include: safety inspections and repair services; energy assessment and energy related safety checks, such as carbon monoxide and faulty equipment wiring; products to promote safe energy use, increase energy efficiency or provide energy related information, such as carbon monoxide, smoke and fire detectors and fire extinguishers.14 KeySpan Solutions owns the following subsidiary:15

11  KRS is an exempt wholesale generator and a wholly-owned subsidiary of KeySpan Corporation. KRS was fully described in the Application/Declaration and the Order permitted KeySpan to retain KRS.

12  It sells electricity to a limited number of retail customers.

13  See Rule 58 (b)(1)(v).

14  Consolidated Natural Gas Co., Holding Co. Act Release No. 26757 (August 27, 1997); see also The Columbia Gas System, Inc., Holding Co. Act Release No. 26498 (March 25, 1996) (authorizing a business engaged in safety inspections, such as carbon monoxide and radon testing and wiring safety checks). See also The Columbia Gas System, Inc., Holding Co. Act Release No. 26498 (March 25, 1996).

15  In addition, KeySpan Solutions is party to a management services agreement dated October 12, 1999, with KeySpan Plumbing and Heating Services, Inc. (“KPHSI”), which is owned by two individuals who are also employees of KeySpan Solutions. KPHSI was formed in order to comply with certain New York plumbing rules affecting plumbing companies operating on Long Island. Although KeySpan Solutions is not a shareholder in KHPSI, pursuant to the management services agreement KeySpan Solutions manages and controls the operations of KPHSI and is paid a management fee of 95% of the gross profits of KHPSI. Two individuals are the shareholders of KHPSI and are employees of the company. KHPSI is a Delaware corporation and provides service and maintenance for heating equipment, water heaters, central air conditioners and gas appliances (i.e., the same types of service KeySpan Solutions provides to its customers.) The shareholders have pledged their interests in KHPSI as security for their obligations under the management services agreements and KeySpan has the right to acquire such securities upon a default or death of the shareholders or if the shareholders desire to sell their interests to a third-party. KeySpan Solutions is in the process of establishing a similar management service arrangement with a company formed by two other individuals in order to comply with plumbing company ownership rules in Westchester and certain other New
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      •  KeySpan Plumbing Solutions, Inc., a New York corporation and wholly-owned subsidiary of KeySpan Solutions, provides piping and plumbing maintenance services associated with the installation of gas heating, systems principally with regard to boiler and hot water heater installations.16 These services are provided to residential and small commercial customers located in the New York City Metropolitan area.

      •  KeySpan Plumbing & Heating Solutions LLC (“KPHS”), a New Jersey limited liability company, provides piping, plumbing and maintenance services associated with the installation of gas heating, systems principally with regard to boiler and hot water heater installations in New Jersey.17 KeySpan Solution owns a 90% interest in KPHS. The remaining 10% interest in KPHS is held by an individual who is a licensed New Jersey plumber. KPHS has a contract with KeySpan Solutions pursuant to which KPHS exclusively provides its services to KeySpan Solutions and its affiliated KSI Subsidiaries.

      E.  Fritze KeySpan, LLC ("Fritze"). Fritze, a Delaware limited liability company, designs, builds, installs and services HVAC systems for small commercial and residential customers in North and Central New Jersey.18

      F.  Delta KeySpan, Inc. ("Delta"). Delta, a Delaware corporation, designs, builds and installs HVAC systems primarily for commercial customers in Rhode Island and the New England region.19

      G.  Active Conditioning Corp. ("Active"). Active, a New Jersey corporation, is engaged in installing and maintaining boilers and HVAC systems for residential and commercial customers located in New Jersey.20

York counties. This arrangement also involved a pledge of these individuals interests in this company as security for their obligations.

16  These heating, ventilation and air conditioning services are appliance services permitted under Rule 58(b)(1)(iv). Prior to the enactment of Rule 58, these types of services were provided by a subsidiary of Conectiv which were found to be functionally related, and, therefore, retainable. See Cinergy, supra, and Conectiv, Inc., supra.

17  Id.

18  Id.

19  Id.

20  Id.

      H.  Fourth Avenue Enterprise Piping Corp. ("FAEP"). FAEP, a New York corporation is engaged in installing and maintaining boilers and HVAC systems for commercial and institutional customers located in New York.21

      I.  Paulus, Sokolowski & Sartor, Inc. (“PSS”). PSS’ operations are designed to provide clients a full array of energy related engineering services. The firm is structured to provide front end services such as engineering studies, permitting and design. Accordingly, the services provided by PSS are as follows: (a) mechanical and electrical engineering which consists of system analysis (heating, ventilating, air-conditioning, humidification/dehumidification, power distribution, grounding, lighting, plumbing and fire protection); programming and planning services (energy studies, utility consumption analysis and planning, equipment analysis, utility analysis and planning, analysis of existing layouts and functional relationships, and analysis of system performance); design services (energy management systems, office environments (lighting, HVAC), equipment installations/modifications and permitting); and construction phase services (observation and evaluation of construction, contract administration and drawings review); (b) civil engineering and survey which consists of regulatory compliance and permitting, land use and surveys, site utility master planning, storm water management, roadway design, pavement evaluation/rehabilitation, and subdivision plans and applications; (c) sanitary engineering which consists of sanitary and chemical sewage systems, wastewater treatment systems (including planning and design of waste gas to energy facilities), water supply systems, sludge handling, industrial facility design, construction phase services and water quality services; (d) architecture and facilities planning which consists of architectural planning and design (feasibility studies, site evaluation/selection/planning, zoning assistance, new building renovations/modifications, construction phase services, project budget and planning and code compliance); and interior design and facility planning (interior design, space analysis, facilities planning and management, lighting design, signage programs and space planning); (e) environmental engineering which consists of soil investigations, groundwater studies, regulatory compliance review, regulatory compliance and permitting, solid waste management, environmental audits, site remediation, spill prevention, air sampling and monitoring, air quality permitting, environmental impact statements and underground storage tank analysis; (f) geotechnical engineering which consists of surface and subsurface investigations, foundation analysis and design, pavement evaluation and design, soil mechanics, geophysical analysis, evaluation and design of retaining structures, landfill site investigations and forensic investigations; and (g) structural engineering which consists of existing building investigations and analysis, foundation design, high-rise construction design, structural steel design, wood construction

21  Id.

design, bid review, construction inspections, cost estimating, seismic analysis and field investigations.

For the twelve months ended June 30, 2000, the percentage of PSS’ total revenue generated by each of the foregoing categories of services were as follows: mechanical and electrical engineering – 20.10%; civil engineering and survey – 25.84%; architectural and facilities planning – 6.36%; environmental engineering – 24.48%; sanitary engineering - 6.30%; geotechnical engineering – 7.32%; and structural engineering – 9.60%.

PSS’ clients consist of large and industrial customers, such as utilities, corporate offices, hotels, laboratories, warehouses, pharmaceutical companies, hospitals, universities and power plants. PSS serves as a general environmental and engineering consultant to major utility companies in New Jersey. These clients include PSE&G, GPU, Conectiv, and New Jersey Natural Gas. For example, for over ten years PSS has provided environmental and engineering consulting services for various generation and transmission facilities under a multi-year contract to PSE&G. Services including environmental permitting and professional planning; air quality engineering and permitting; wetlands and general environmental analysis; and water quality engineering and permitting. PSS also provides engineering and environmental consulting services to GPU Energy on a contract basis. PSS responds to GPU Energy’s requests for a variety of specific services including, but not limited to, the preparation of Environmental Assessments of projects presented to the Board of Public Utilities (BPU), expert testimony for BPU Applications, wetland delineation and permitting, waterfront development permitting, US Army Corp of Engineers permitting, as well as geotechnical, structural and civil engineering services. PSS has provided these services to GPU Energy for approximately ten years.22 PSS has also provided

22  Examples of GPU projects in which PSS participated are as follows. The Freneau – Taylor Lane Transmission Project – With respect to this project, PS&S completed an environmental assessment and prepared expert testimony in support of a GPU’s application to the New Jersey Board of Public Utilities for the 6½ mile 69kV transmission line. Approximately four miles of the transmission line project is proposed as an underground facility. In preparation for applicable wetland permits applications, PS&S is managing production of historic and archaeological investigations and has completed wetland delineations for the transmission line and associated substation expansion. Pleasantville – New Brunswick Fiber Optic Cable – PSS’ role in this project was to prepare applications on behalf of GPU Telecom Services, Inc. to the New Jersey Department of Environmental Protection (NJDEP) and the US Army Corps of Engineers to obtain permits for the construction of a fiber optic cable across numerous tidal waterbodies along the New Jersey coast. PSS produced survey information regarding each of these crossings to facilitate GPU’s placement of the fiber optic cable on Conectiv’s transmission and distribution system. PSS also worked to manage and coordinate the agency reviews so as to obtain the permits in a timely manner given a compressed project schedule. Central Jersey Transmission Reliability Project – On this project, PSS completed preliminary and final environmental assessments and expert testimony for two-230kV transmission circuits totaling 9 miles. PSS also obtained necessary NJDEP wetlands permits including assessments regarding the presence of endangered plant species proximate to a substation expansion.

environmental and full-service engineering services to Conectiv and its subsidiaries on a variety of projects over the past several years. Projects located in Atlantic City include the Midtown Thermal Plant, a thermal line running along the beach and Boardwalk and the Marina Thermal Plant. Also, PSS has provided environmental and engineering services to a PSE&G/Conectiv joint venture for a thermal plant in Essex County, New Jersey.23

      J.  WDF, Inc. ("WDF"). WDF, a New York corporation, provides mechanical contracting services to large scale commercial, institutional and industrial customers in the New York City area. Its services are primarily the design, construction, alteration, maintenance and repair of plumbing and HVAC systems including related piping installation and welding.24

      K.  Roy Kay, Inc. (“RKI”). RKI, a New Jersey corporation, is primarily engaged in providing mechanical and electrical services to commercial, industrial and institutional customers such as the New York City Housing Authority and New York State Dormitory Authority. RKI installs and renovates HVAC systems, as well as oil and gas burners. Its services include the installation of all piping equipment, as well as the design and fabrication of piping and sheet metal for its mechanical contracting services. Sometimes in connection with the mechanical and electrical contracting services it provides, RKI will also engage in general contracting services, a portion of which are incidental to a given mechanical or electrical contracting project upon which it, or other subsidiaries of KSI, are working. For example, RKI is currently involved in 15 mechanical and electric contracting projects and only 6 of those projects involve RKI also providing general contracting services. The general contracting services, which have included general contracting services related to the structures in which RKI is installing or servicing HVAC systems, as well as contracting services in connection with the

23  The Commission has previously authorized registered holding companies to retain and acquire companies engaged in consulting and engineering services. WPL Holdings, Inc. Holding Co. Act Release No. 26856 (April 14, 1998); Central and South West Services, Holding Co. Act Release No. 26898 (July 21, 1998). In WPL, the Commission permitted the retention of non-utility companies that provided a wide range of environmental consulting and engineering services, such as management services for solid waste management, hazardous waste management, industrial health safety, strategic environmental management services and facility and process design. In Central, the Commission approved a registered holding company’s ownership of a company engaged in engineering and environmental services relating to consulting and design engineering, environmental and occupational health permitting, and environmental and occupational health management systems.

24  These heating, ventilation and air conditioning services are appliance services permitted under Rule 58(b)(1)(iv). Prior to the enactment of Rule 58, these types of services were provided by a subsidiary of Conectiv which were found to be functionally related, and, therefore, retainable. See Cinergy, supra, and Conectiv, Inc., supra. See also GPU, Inc., Holding Co. Act Release No. 27165 (April 14, 2000).

construction of structures designed to house fiber optic facilities undertaken by KCC, consist of standard construction and management services including, but not limited to, observation and evaluation of the specific projects, contract administration, drawings review, selection and supervision of subcontractors, vendors and suppliers, procurement activities, and permitting and licensing. In the future, RKI intends to continue to predominantly provide HVAC electrical and mechanical contracting services and only engage in general contracting services that are incidental and necessary in connection with its HVAC activities. To the extent that RKI provides services or goods to KSI subsidiaries, it did so in accordance with the affiliate rules under the Act.

      L.  Roy Kay Electrical Company, Inc. ("RK Electrical"). RK Electrical is a New Jersey corporation that is licensed to perform electrical contracting work both in New York and New Jersey. RK Electrical's services include installing and upgrading the wiring and power supply of buildings for commercial, institutional and industrial customers such as the New York City Housing Authority and New York State Dormitory Authority.25

      M.  Roy Kay Mechanical, Inc. ("RK Mechanical"). RK Mechanical is engaged in the installation and renovation of sprinkler systems and fire suppression systems in New York and New Jersey which are necessary to put out fires which may be the result of, inter alia, faulty electrical wiring or other electrical problems.26 Its services include piping fabrication for its systems for commercial, institutional and industrial customers such as the New York City Housing Authority and New York State Dormitory Authority.

      N.  Binsky & Snyder, Inc. (“BSI”). BSI, a New Jersey corporation, is engaged in installing HVAC systems for commercial and industrial customers located primarily in New Jersey.27 BSI also provides process piping work for non-HVAC purposes which is necessary in order to attract and retain customers for their HVAC business. In addition, BSI engages in (i) the production, conversion, sale and distribution of thermal energy products,28 and (ii) the sale, installation and servicing of electric

25  See GPU, Inc. (The Commission authorized acquisition of a company which, inter alia, provides commercial and industrial services consisting of electrical, mechanical and maintenance contracting, including construction activities such as the installation of complete electrical systems wiring for utilities and commercial and industrial facilities).

26  See Consolidated Natural Gas Co., Holding Co. Act Release No. 26757 (August 27, 1997) ( The Commission has authorized registered holding companies to retain businesses engaged in selling safety products and services, including such products as smoke and fire detectors and fire extinguishers, finding such services and products to be energy related).

27  These heating, ventilation and air conditioning are appliance services permitted under Rule 58(b)(1)(iv) and, prior to enactment of Rule 58, found to be functionally related in Conectiv, Inc., supra, and Cinergy, supra.

28  See Rule 58(b)(1)(vi).

and gas appliances and equipment that uses gas or electricity as an alternate fuel.29 BSI also has the following wholly-owned subsidiaries (that it owned before KeySpan registered as a holding company):

      •  Elling Brothers, a New Jersey, corporation, is engaged in installing HVAC systems for commercial and industrial customers located primarily in New Jersey.30

      •  Binsky & Snyder Plumbing, a New Jersey corporation, which services and maintains heating, ventilating and air conditioning systems, which use electricity or gas, for commercial and industrial customers located primarily in New Jersey. 31

      •  Elling Service Company, Inc., a New Jersey corporation, which is inactive.

      O.  Binsky & Snyder Service, Inc. ("BSSI"). BSSI, a New Jersey corporation, is engaged in the servicing and maintenance of HVAC systems for commercial and industrial customers located primarily in New Jersey.32

      P.  KeySpan Business Solutions, LLC (“KBS”) will be formed as a wholly owned subsidiary of KSI. KSI will transfer 100% of its interests in certain of the KSI subsidiaries so that KBS will be an intermediate holding company.

      Q.  KeySpan Home Energy Services, LLC. ("KHES") will be formed as a wholly owned subsidiary of KSI. KSI will transfer 100% of its interests in certain of the KSI subsidiaries so that KHES will be an intermediate holding company.

II.    ENI Mechanical, Inc. and its Subsidiaries

      ENI Mechanical, Inc. ("ENM") is a non-utility holding company which owns all Of the outstanding stock of Northern Peabody, Inc. ("NPI") and Granite State Plumbing and Heating, Inc. ("GSPH"). NPI and GSPH are mechanical contractors engaged in the design, construction and service of plumbing, heating, ventilation, air conditioning and process piping systems. They serve commercial, industrial and institutional customers in northern and central New England. NPI and GSPH operate from separate headquarters

29  See Rule 58(b)(1)(iv).

30  These heating, ventilation and air conditioning are appliance services permitted under Rule 58(b)(1)(iv) and, prior to enactment of Rule 58, found to be functionally related in Conectiv, Inc., supra, and Cinergy, supra.

31  See id.

32  See id.

and facilities located in Manchester, New Hampshire and Goffstown, New Hampshire, respectively. The activities of the ENM subsidiaries are conducted as an integrated business and analyzed as a group. The chart set forth below is provided to demonstrate the portion of the business of NPI and GSPH's activities (by company and in the aggregate) are engaged in Rule 58 energy related activities. Their activities are like the appliance installation and service activities defined under Rule 58(b)(1)(iv). Also, prior to the enactment of Rule 58, these activities were found to be functionally related in Cinergy, supra., and Conectiv, supra. The revenues of these companies are exclusively derived from energy related activities and the companies are comparable to similar infrastructure service companies that the Commission has permitted registered holding companies to retain either by rule or order.

__________________________________________________________________________________________________________
                      ENI Mechanical, Inc. and Subsidiaries
                      Twelve Months Ended December 31, 2001
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                                Percentage of Revenues from the Following Energy Related Functions
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                                                               Equipment                            Total
Affiliate                                           Installation and Servicing(33)
__________________________________________________________________________________________________________
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Northern Peabody, Inc.                                          100%
__________________________________________________________________________________________________________
Granite State Plumbing and Heating, Inc.                        100%
__________________________________________________________________________________________________________
__________________________________________________________________________________________________________
Total Percentage of ENI Mechanical Revenues                     100%                                 100%
__________________________________________________________________________________________________________

33  Installation and service of heating, ventilating, hot water and air conditioning systems and equipment.